Exhibit 99.1

FOR IMMEDIATE RELEASE

Cogent Contacts:
For Public Relations:	For Investor Relations:
Jocelyn Johnson	+ 1 (202) 295-4212
+ 1 (202) 295-4299	investor.relations@cogentco.com
jajohnson@cogentco.com

Cogent Launches Notes Offering

WASHINGTON, D.C. April 29, 2021 — Cogent Communications Holdings, Inc. (NASDAQ: CCOI) (the Company”) today announced that Cogent Communications Group, Inc. (“Cogent”), a wholly owned subsidiary of the Company, intends to commence an offering of $500.0 million aggregate principal amount of senior secured notes due 2026 (the “Notes”) to be offered and sold only to persons reasonably believed to be qualified institutional buyers in an unregistered offering pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to certain non-U.S. persons in transactions outside the United States in compliance with Regulation S under the Securities Act. The Notes will be guaranteed on a senior secured basis by Cogent’s material domestic subsidiaries and on a senior unsecured basis by the Company.

Prior to the consummation of the offering of the Notes, Cogent expects to redeem $45.0 million aggregate principal amount of its 5.375% Senior Secured Notes due 2022 (the “Existing Secured Notes”), following which $284.1 million of the Existing Secured Notes will remain outstanding. Cogent expects to use the net proceeds from the offering of the Notes to redeem all of the remaining $284.1 million aggregate principal amount of Existing Secured Notes. In connection with the redemption of the remaining aggregate principal amount of Existing Secured Notes, Cogent expects to issue a conditional notice of full redemption to holders of $284.1 million aggregate principal amount of the Existing Secured Notes, specifying December 1, 2021 as the redemption date. On the issue date of the Notes, Cogent intends to satisfy and discharge its obligations under the Existing Secured Notes by depositing with the trustee for the Existing Secured Notes sufficient funds to pay the principal of, and accrued and unpaid interest on, the Existing Secured Notes. Cogent expects to use any remaining net proceeds for general corporate purposes and/or to make special or recurring dividends to the Company. There can be no assurance that the issuance and sale of the Notes will be consummated or that any of the Existing Secured Notes will be redeemed.

The information in this release does not constitute an offer to sell or a solicitation of an offer to buy any of the Notes. The offering is not being made to any person in any jurisdiction in which the offer, solicitation or sale is unlawful. The Notes have not been and will not be registered under the Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This does not constitute a notice of redemption of the Existing Secured Notes or an offer to tender for, or purchase, any Existing Secured Notes or any other security.

About Cogent Communications

The Company (NASDAQ: CCOI) is a facilities-based provider of low cost, high speed Internet access and private network services to bandwidth intensive businesses. The Company’s facilities-based, all-optical IP network provides services in 210 markets across 48 countries.

Cogent is headquartered at 2450 N Street, NW, Washington, D.C. 20037. Cogent can be reached in the United States at (202) 295-4200 or via email at info@cogentco.com.

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Except for historical information and discussion contained herein, statements contained in this release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to statements identified by words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “projects” and similar expressions. The statements in this release are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. Numerous factors could cause or contribute to such differences, including, among others, risks related to the offering of the Notes, including that such transactions may not occur; the impact of the COVID-19 pandemic and the related government policies; future economic instability in the global economy or a contraction of the capital markets which could affect spending on Internet services and our ability to engage in financing activities; the impact of changing foreign exchange rates (in particular the Euro to U.S. dollar and Canadian dollar to U.S. dollar exchange rates) on the translation of our non-USD denominated revenues, expenses, assets and liabilities; legal and operational difficulties in new markets; the imposition of a requirement that we contribute to the U.S. Universal Service Fund on the basis of our Internet revenue; changes in government policy and/or regulation, including net neutrality rules by the United States Federal Communications Commission and in the area of data protection; increasing competition leading to lower prices for our services; our ability to attract new customers and to increase and maintain the volume of traffic on our network; the ability to maintain our Internet peering arrangements on favorable terms; our reliance on an equipment vendor, Cisco Systems Inc., and the potential for hardware or software problems associated with such equipment; the dependence of our network on the quality and dependability of third-party fiber providers; our ability to retain certain customers that comprise a significant portion of our revenue base; the management of network failures and/or disruptions; and outcomes in litigation; as well as other risks discussed from time to time in the Company’s filings with the Securities and Exchange Commission, including, without limitation, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021. The Company undertakes no duty to update any forward-looking statement or any information contained in this release or in other public disclosures at any time.

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